Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

HPJ PARENT LIMITED,

HPJ MERGER SUB CORP.

and

HIGHPOWER INTERNATIONAL, INC.

Dated as of June 28, 2019

Company Disclosure Schedule

Execution Copy

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2019 (this “Agreement”), among HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Highpower International, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended) (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of a committee of independent directors established by the Company Board (the “Special Committee”), has (a) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and the Public Stockholders (as defined below), (b) approved the execution, delivery and performance by the Company of this Agreement and declared this Agreement advisable, and subject to Section 7.03, resolved to recommend the adoption of this Agreement and approval of the Transactions, including the Merger, by the Company Stockholders and (c) directed that this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders’ Meeting (the “Company Recommendation”);

WHEREAS, the Parent Board and the board of directors of Merger Sub, have, respectively, approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement, and the board of directors of Merger Sub has declared this Agreement advisable and resolved to recommend the adoption of this Agreement by Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Rollover Stockholders (as defined below) has executed and delivered to Parent a rollover agreement, dated as of the date hereof, among the Rollover Stockholders and Parent which provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein (together with the schedules and exhibits attached thereto, the “Rollover Agreement”), pursuant to which, among other things each of the Rollover Stockholders has agreed to (a) contribute to Parent, upon the terms and subject to the conditions therein, the Rollover Shares (as defined below) and (b) vote such Rollover Stockholder’s Shares (as defined below) in favor of the adoption of this Agreement and approval of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company a limited guarantee executed by the Sponsor (the “Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”); and

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01         Certain Defined Terms. For purposes of this Agreement:

“2018 Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2018, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, which does not include any provision calling for any exclusive right to negotiate or restrict the Company from satisfying its obligations under this Agreement.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to (a) any merger, consolidation, business combination, reorganization, recapitalization or other similar transaction involving the Company which would result in any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, holding 20% or more of the voting equity interests in the surviving or resulting entity of such transaction or the parent of such surviving or resulting entity; (b) any direct or indirect sale, lease, license, exchange, transfer or other disposition of assets or businesses (including by sale, lease, license, exchange, transfer or other disposition of any equity securities of any Subsidiary of the Company) that constitute or represent more than 20% of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; or (c) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, becoming the beneficial owner of more than 20% of the Shares outstanding as of the consummation of such purchase, acquisition, tender or exchange offer.

“Action” means any litigation, suit, claim, action, proceeding, hearing, arbitration, mediation, investigation, demand letter or any other judicial or administrative proceeding, in Law or equity.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Alternative Acquisition Agreement” means a letter of intent, agreement in principle, executed term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Anti-Corruption Laws” means any anti-corruption, anti-bribery or similar Laws of any jurisdiction in which the Company performs business, or of the United States, of the United Kingdom, or of the PRC, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, PRC Laws on anti-corruption, anti-bribery and anti-commercial bribery, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are not required or authorized to close in Shenzhen, Hong Kong or New York, New York.

“Buyer Group Contracts” means (a) the Interim Investors Agreement, (b) the Equity Commitment Letter, (c) the Limited Guarantee and (d) the Rollover Agreement, including all amendments thereto or modifications thereof.

“Buyer Group Parties” means, collectively, the Sponsor, the Guarantor, the parties to any of the Buyer Group Contracts, or any of their respective Affiliates, officers and directors, in each case other than Parent and Merger Sub.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

“Company Incentive Plans” means the Company 2008 Incentive Plan and the Company 2017 Omnibus Incentive Plan, each as amended and supplemented as of the date hereof.

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“Company Material Adverse Effect” means any circumstance, event, change, inaccuracy, effect or development (any such item, an “Effect”) that, individually or in the aggregate together with all other Effects, (i) has had a material adverse effect on the condition (financial or otherwise), results of operations, business, tangible or intangible assets or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a “Company Material Adverse Effect,” or (b) taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries after the date of this Agreement; (B) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates; (C) changes in general business, economic, political or financial market conditions in the PRC, United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, trade relations, tariff policy, monetary policy or inflation; (D) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates, foreign exchange rates or sovereign credit ratings; (E) the public disclosure or pendency of this Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of this Agreement, including any stockholder litigation relating to this Agreement; (F) any change in the price of the Shares or trading volume as quoted on NASDAQ or any other securities market (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or epidemics, pandemics, earthquakes, tsunamis, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, or weather conditions; (H) actions taken or failure to take action, in each case, by Parent or any of its Affiliates, or to which Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (I) the failure by the Company or any of its Subsidiaries to meet any internal, industry or public estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (J) any change or prospective change in the Company’s credit ratings; (K) any change resulting or arising from the identity of Parent, Merger Sub or any of their respective Affiliates; or (L) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement or pendency of any of the foregoing; except, in the case of the foregoing subclauses (A), (B), (C), (D) and (G), to the extent the impact of such Effect has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries and jurisdictions in which the Company and its Subsidiaries operate (and in any such case, only such materially disproportionate adverse impact shall be taken into account for purposes of determining if a Company Material Adverse Effect has occurred); or (ii) has materially delayed or materially impeded the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.

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“Company Option” means an option to purchase Shares granted under a Company Incentive Plan.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors.

“Company Restricted Share” means a restricted share granted under a Company Incentive Plan.

“Company Share Awards” means Company Options, Company Restricted Shares and other rights granted pursuant to the Company Incentive Plans.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of (i) at least a majority of all outstanding Shares and (ii) at least a majority of all outstanding Shares held by the Public Stockholders, in each case, entitled to vote on such matter at a meeting of stockholders duly called and held for such purpose.

“Company Stockholders” means the holders of Shares.

“Company Stockholders’ Meeting” means a meeting of the holders of Shares, including any adjournments or postponements thereof, to be held to consider the adoption of this Agreement by such holders.

“Confidentiality Agreement” means the confidentiality agreement, dated July 10, 2018, between Advanced Pride International and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

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“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, licenses, outstanding Orders, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“End Date” means December 31, 2019, which date shall be automatically extended to the date that is three months after such date, to the extent necessary to satisfy the condition set forth in Section 8.01(c) and so long as all other conditions set forth in Sections 8.01, 8.02 or 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and distribution of the Schedule 13E-3 and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any portion of the Financing, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory, administrative or self-regulatory authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Government Officials” means all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations; or employees or affiliates of an enterprise, institute, organization, association or other entity that is owned, sponsored or controlled by any government.

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“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services (including any earn-outs and other contingent consideration payable in connection with the acquisition of any Person or the assets or business of any Person) (other than current unsecured trade accounts payable which arise in the ordinary course of business); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person; and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all rights, title and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (a) patents (including all reissues, divisions, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (c) domain names, rights of privacy and publicity, and moral rights, (d) copyrights, software registrations, software designs, source codes, and copyright registration applications, (e) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing, and (f) Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, among the Sponsor, Parent, Merger Sub, and the Rollover Stockholders.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of any of the Persons set forth on Section 1.01 of the Company Disclosure Schedule.

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“Knowledge of Parent” or “Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of any of the directors or officers of Parent or Merger Sub.

“Law” means any federal, national, foreign, supranational, state, local, administrative or other law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Maximum Amount” means $5,000,000.

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“NASDAQ” means the NASDAQ Global Market.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the board of directors of Parent.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

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“Permitted Encumbrances” means: (a) liens for Taxes, assessments and charges or levies by Governmental Authorities (x) not yet due and payable or (y) that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, in each case, that are being contested in good faith by appropriate proceedings; (c) leases and subleases(other than capital leases and leases underlying sale and leaseback transactions); (d) Encumbrances imposed by applicable Law other than as a result of violation of Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (i) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real estate which they encumber; and (j) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; and (k) standard survey and title exceptions.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Public Stockholders” means all of the holders of outstanding Shares, excluding the Buyer Group Parties and their Affiliates who beneficially own Shares.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Rights Agreement” means the rights agreement, dated as of September 12, 2017, by and between the Company and Corporate Stock Transfer, Inc.

“Rollover Shares” means the total number of Shares, including Company Restricted Shares, set forth in Column B to Schedule A to the Rollover Agreement.

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“Rollover Stockholders” means each of the Persons set forth in Column A to Schedule A to the Rollover Agreement.

“SAFE” means State Administration of Foreign Exchange of the PRC or its local counterparts.

“Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the approval of this Agreement by the stockholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Solvent” means, with respect to any Person (for purposes of this definition, together with its Subsidiaries) as of any date of determination, that (i) the amount of the fair saleable value of the assets of such Person, as of such date, exceeds the sum of (A) the value of all liabilities of such Person, including a reasonable estimate of contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person does not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged, (iii) such Person has the ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature and (iv) such Person is not insolvent as defined in Section 101 of Title 11 of the United States Code. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Sponsor” means Essence International Capital Limited, a company incorporated in Hong Kong.

“Subsidiary” or “Subsidiaries” of any specified Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors (or other governing body performing similar functions as a Board of Directors) is directly or indirectly owned by such first Person.

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“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (provided that each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) on terms that the Company Board (acting through the Special Committee) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable to the Public Stockholders from a financial point of view than the Merger taking into account all of the terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, likelihood and timing of consummation and other aspects of such Acquisition Proposal as the Company Board (acting through the Special Committee) deems relevant, including all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 7.03(d)(ii)).

“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies or other similar assessments imposed by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, and additional amounts imposed with respect thereto.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S.” means the United States of America.

Section 1.02         Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Bankruptcy and Equity Exception	Section 4.04(a)
Benefit Plans	Section 4.10(b)
Certificate of Merger	Section 2.02
Certificated Shares	Section 3.01(a)
Change in the Company Recommendation	Section 7.03(c)(i)
Change or Termination Notice	Section 7.03(d)(ii)
Chosen Courts	Section 10.07
Closing	Section 2.03
Closing Date	Section 2.03
Company	Preamble
Company Board	Recitals
Company Financial Advisor	Section 4.20
Company Group	Section 9.03(f)

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Defined Term	Location of Definition

Company Preferred Stock	Section 4.03(a)
Company Recommendation	Recitals
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)
D&O Insurance	Section 7.05(b)
Debt Financing	Section 7.14
Debt Financing Sources	Section 7.14
DGCL	Recitals
Dissenting Shares	Section 3.04(a)
Effective Time	Section 2.02
Environmental Laws	Section 4.16(b)(i)
Environmental Laws	Section 4.16(b)(ii)
Equity Commitment Letter	Section 5.08(b)
Equity Financing	Section 5.08(b)
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Financing	Section 5.08(b)
Guarantor	Recitals
Hazardous Substances	Section 4.16(b)(iii)
Indemnified Parties	Section 7.05(a)(ii)
Limited Guarantee	Recitals
Material Contract	Section 4.14(a)
Material IP	Section 4.12(a)
Maximum Annual Premium	Section 7.05(b)
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 7.03(d)(ii)
Parent	Preamble
Parent Related Parties	Section 9.03(f)
Parent Termination Fee	Section 9.03(c)
Paying Agent	Section 3.02(a)
Payment	Section 4.18(a)
Per Share Merger Consideration	Section 3.01(a)
Preliminary Proxy Statement	Section 7.01(a)
Proxy Statement	Section 7.01(a)
Release	Section 4.16(b)(iv)
Restraint	Section 8.01(b)
Rollover Agreement	Preamble
SAFE Rules and Regulations	Section 4.06(c)(i)
Share	Section 3.01(a)
Share Certificates	Section 3.01(a)
Software	Section 4.12(a)
Special Committee	Recitals
Stockholder Vote Option	Section 7.03(g)

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Defined Term	Location of Definition

Surviving Corporation	Section 2.01
Takeover Statute	Section 4.19
Transactions	Recitals
Uncertificated Shares	Section 3.01(a)
U.S. Economic Sanctions	Section 4.18(b)

Section 1.03         Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Annex, Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars. A reference to any Law in this Agreement means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated hereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The phrase “made available” or any like phrase means that the document, information or Contract in question has been posted to the “data room” managed by or on behalf of the Company prior to 5:00 p.m. Eastern time on the Business Day before the date hereof or is available through EDGAR prior to 5:00 p.m. Eastern time on the Business Day before the date hereof.

ARTICLE II

THE MERGER

Section 2.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II. The Merger shall have the effects provided in this Agreement or as otherwise specified in the DGCL. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”.

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Section 2.02         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.03         Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at 9:00 a.m. (Pacific time) at the offices of Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, CA 94105 on the tenth (10th) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent (the day on which the Closing takes place being the “Closing Date”).

Section 2.04         Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05         Certificate of Incorporation and Bylaws.

(a)          At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws, subject to Section 7.05(a).

(b)          At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws, subject to Section 7.05(a).

Section 2.06         Directors and Officers.

(a)          Directors. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation upon consummation of the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

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(b)          Officers. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation upon consummation of the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 2.07         Necessary Further Actions. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

CANCELLATION AND CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01         Cancellation and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any security of the Company, the following shall occur:

(a)          Merger Consideration; Conversion of Shares. Each share of common stock, par value $0.0001 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist, in exchange for the right of the holder of such Share to receive $4.80 in cash without interest (the “Per Share Merger Consideration”), and each holder of such Shares (including Shares which are represented by a certificate or certificates (“Share Certificates”) immediately prior to the Effective Time (“Certificated Shares”) and each uncertificated Share or book-entry Share which is not represented by any Share Certificate immediately prior to the Effective Time (“Uncertificated Shares”)) shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Per Share Merger Consideration in consideration therefor, subject to surrender of the relevant Share Certificate in the case of Certificated Shares in accordance with Section 3.02(b) (or in the case of a lost, stolen or destroyed Share Certificate, Section 3.02(f)) or (ii) as provided by Law.

(b)          Excluded Shares. Each of (i) the Rollover Shares and (ii) Shares held by Parent or the Company (including treasury Shares) or any of their Subsidiaries (the “Excluded Shares”) shall be cancelled and cease to exist and no payment or distribution shall be made with respect thereto.

(c)          Rollover Shares. Immediately prior to the Effective Time, the Rollover Stockholders shall contribute the Rollover Shares to Parent pursuant to the Rollover Agreement. Subsequent to the receipt by Parent of the Rollover Shares from the Rollover Stockholders, such Rollover Shares shall automatically be canceled, by virtue of the Merger, in accordance with Section 3.01(b).

(d)          Merger Sub Shares. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

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(e)          Adjustments to Merger Consideration. The Per Share Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares, issuance of securities pursuant to the Rights Agreement or the Rights issued pursuant thereto or other similar change with respect to the Shares with a record date occurring on or after the date hereof and prior to the Effective Time.

Section 3.02         Exchange of Certificated Shares and Uncertificated Shares.

(a)          Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed) to act as agent (the “Paying Agent”) for the benefit of the holders of Shares. At the Effective Time (or in the case of Section 3.04, when ascertained), Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Company Options and Company Restricted Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(a), Section 3.03(b), Section 3.03(c) and Section 3.04 (in the case of payments under Section 3.04, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration) (such aggregate cash amount being hereafter referred to as the “Exchange Fund”). The Exchange Fund may be invested by the Paying Agent as directed by Parent; provided, however, that, if Parent directs the Paying Agent to invest the Exchange Fund, such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason following the Effective Time (including investment losses or as a result of any holder of Dissenting Shares effectively waiving, withdrawing or losing such Company Stockholder’s right to seek appraisal of its Dissenting Shares under the DGCL or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262 of the DGCL) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Corporation shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest or other income from such investments shall be paid to and become the income of Parent and any Taxes resulting therefrom shall be paid by Parent. Except as contemplated by Section 3.02(d), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

(b)          Payment Procedures.

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(i)          As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Shares pursuant to such letter of transmittal. At the Effective Time, Parent shall also cause the Paying Agent to deliver to the Surviving Corporation a cash amount in immediately available funds sufficient to make the payments described under Section 3.03(b) and Section 3.03(c) and the Surviving Corporation shall make such payments to the Persons entitled to receive such amounts through its payroll, subject to all applicable income and employment Taxes and other authorized deductions (including pursuant to Section 3.05).

(ii)         Upon (A) surrender to the Paying Agent of a Share Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Paying Agent of an “agent’s message” in the case of Uncertificated Shares, the holder of such Shares shall be entitled to receive in exchange therefor an amount of cash equal to the aggregate Per Share Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a) in respect of the Shares formerly represented by such holder’s Share Certificates or Uncertificated Shares, and the Share Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, an amount of cash equal to the aggregate Per Share Merger Consideration for such Shares may be issued to a transferee if the Share Certificates or Uncertificated Shares representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Paying Agent that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 3.01(a) and this Section 3.02, each Share Certificate or Uncertificated Share not representing an Excluded Share or Dissenting Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Per Share Merger Consideration.

(iii)        No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this ARTICLE III.

(iv)        No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Share Certificates or Uncertificated Shares.

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(c)          No Further Rights in Common Stock. The Per Share Merger Consideration paid in respect of the Shares upon the surrender for exchange of a Share Certificate or transfer of an Uncertificated Share in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares previously represented by such Share Certificate or Uncertificated Share. From and after the Effective Time, the holders of Share Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. From and after the Effective Time, the stock transfer books of the Company shall be closed and there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Share Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 3.02(b)) be cancelled and exchanged for the Per Share Merger Consideration as provided in this Article III.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for the Per Share Merger Consideration to which they are entitled pursuant to ARTICLE III, without any interest thereon. Any amounts remaining unclaimed by such holders which are immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration from the Exchange Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)          Lost Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 3.01(a).

Section 3.03         Share Incentive Plans and Company Share Awards .

(a)          Effective as of the Effective Time, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) terminate the Company Incentive Plans, and any relevant award agreements applicable to the Company Incentive Plans, and (ii) cause the Company Options and Company Restricted Shares to be treated as set forth in Section 3.03(b) and Section 3.03(c) below.

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(b)          At the Effective Time and following the contribution of the Rollover Shares to Parent, each vested and unvested Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and shall entitle the former holder thereof to receive a cash amount equal to the product of the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option, payable on the next regularly scheduled employee payroll date in the jurisdiction of such Company Share Award holder (whether or not such Company Share Award holder is then an employee of the Company); provided that if the per share exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option, as the case may be, shall be cancelled at Closing without any payment therefor;

(c)          At the Effective Time and following the contribution of the Rollover Shares to Parent, each then unvested Company Restricted Share shall vest effective as of, and contingent upon, the Closing and shall be treated in the same manner as an outstanding Share under Section 3.01; and

(d)          The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Shares or other equity securities of the Company to any Person pursuant to or in settlement of a Company Share Award, except as provided herein.

Section 3.04         Dissenting Shares.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Per Share Merger Consideration pursuant to this Section 3.01. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, upon surrender of the Share Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 3.02. At the Effective Time, the Dissenting Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in this Section 3.04(a).

(b)          The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Shares prior to the Effective Time; and (B) the opportunity to participate in all negotiations and Actions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares. The Company may not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of Dissenting Shares, settle or offer to settle any such demands or approve any withdrawal of any such demands, or agree to do or commit to do any of the foregoing.

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Section 3.05         Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation and any of its Subsidiaries, and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Parent, Merger Sub, the Surviving Corporation and any of its Subsidiaries, and the Paying Agent shall not be entitled to deduct and withhold from any amounts payable under this Agreement any amounts in respect of Taxes other than those described in the preceding sentence without the prior written consent of the Company. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as (a) set forth in the corresponding section of the Company Disclosure Schedule or (b) disclosed in the Company SEC Reports filed after December 31, 2016 and prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01         Organization and Qualification; Subsidiaries.

(a)          The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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(b)          A true and complete list of all the Subsidiaries of the Company as of the date hereof, identifying the jurisdiction of incorporation or organization of each such Subsidiary, and the percentage of the outstanding share capital or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02         Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificate of incorporation and bylaws or equivalent organizational documents are in full force and effect, have been duly filed with by applicable Governmental Authorities (as applicable). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation and bylaws or equivalent organizational documents or equivalent organizational documents in any material respect.

Section 4.03         Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 500,000 shares of Company Preferred Stock were designated by the Company Board as Series A Junior Participating Preferred Stock and are issuable upon exercise of the Rights issued pursuant to the Rights Agreement. As of June 27, 2019, 15,520,453 Shares were issued and outstanding (which excludes the Shares relating to the Company Share Awards referred to in Section 4.03(b)); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no Shares were held by the Company. Except as set forth in Section 4.03(a) and Section 4.03(a) of the Company Disclosure Schedule and the Rights Agreement, there are no shares of capital stock or other equity interests in the Company, options, warrants, convertible debt, other convertible instruments, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other equity interests in, the Company or any of its Subsidiaries or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other equity interests in any Subsidiary of the Company.

(b)          Section 4.03(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all holders of Company Share Awards, and with respect to each Company Share Award, the date of grant, the number of Shares subject to each such award, the vesting provisions thereof (if any), the date on which such Company Share Award expires and, if applicable, the price per Share at which such Company Share Award may be exercised. All outstanding Company Share Awards have been issued in compliance with all applicable Laws in all material respects, and all requirements set forth in the applicable Company Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person).

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(c)          Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, the outstanding capitalization of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) free and clear of all Encumbrances. Except for its Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person.

(d)          No bonds, debentures, notes or other Indebtedness of the Company the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters with the stockholders of the Company are outstanding.

(e)          Except as set forth in Section 4.03(e) of the Company Disclosure Schedule or the Rollover Agreement, there are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares or any other shares of capital stock of, or other equity interests in, the Company.

Section 4.04         Authority Relative to This Agreement; Vote Required. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing of the Certificate of Merger and related documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Article V of this Agreement and the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

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(b)          The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Public Stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and declared this Agreement advisable, and resolved to recommend the adoption of this Agreement by the Company Stockholders and (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the Company Stockholders for their adoption and approval. The only vote of the holders of any class or series of shares of capital stock of the Company required to adopt this Agreement and approve the Transactions, including the Merger, is the Company Stockholder Approval.

Section 4.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation by the Company of the Transactions, including the Merger, will not, (i) conflict with or violate the certificate of incorporation and bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time, and assuming receipt of the Company Stockholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii)  except as set forth in Section 4.05(a) of the Company Disclosure Schedule, violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation by the Company of the Transactions, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of a Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

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Section 4.06         Permits; Compliance. (a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, all material permits and licenses by, or approvals, filings and registrations with, the PRC Governmental Authorities required to be obtained or made in respect of the PRC Subsidiaries and their operations have been duly obtained or completed in accordance with applicable Laws, except for where any such failure to obtain or complete that would not have a Company Material Adverse Effect.

(b)          Each of the Company and its Subsidiaries is, and since December 31, 2017, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except for any such non-compliance that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation, charge, assertion or review by any Governmental Authority with respect to the Company or any Subsidiary is pending or, threatened, nor has any Governmental Authority alleged any violation of any such Laws or initiated any such investigation or review of the Company or any of its Subsidiaries, except, in each case, as would not have a Company Material Adverse Effect.

(c)          (i)          To the Knowledge of the Company, each holder or beneficial owner of Shares and/or Company Share Awards who is subject to any of the registration or reporting requirements of any applicable SAFE rules and regulations (collectively and including any successor PRC Law, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, (ii) none of the Company, its Subsidiaries and any such holder has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, and (iii) each of the Company, its relevant Subsidiaries and such holder has made all oral or written filings, registrations, reports or any other communications required by SAFE applicable thereto.

Section 4.07         SEC Filings; Financial Statements. Except as set forth in Section 4.07 of the Company Disclosure Schedule:

(a)          The Company has timely filed all forms, reports, statements, information, schedules and other documents (together with all exhibits and schedules thereto) required to be filed by it with the SEC since December 31, 2017 (the forms, reports, statements, information, schedules and other documents filed since December 31, 2017 and those filed subsequent to the date hereof, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been subject to the reporting requirement of Sections 13(a) or 15(d) of the Exchange Act. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries not any of the Company SEC Reports is the subject of ongoing SEC review or investigation or outstanding SEC comment.

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(b)          Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared in accordance with Regulation S-X under the Securities Act and the rules and standards of the Public Company Accounting Oversight Board and with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, and the exclusion of certain notes in accordance with the published rules promulgated by the SEC relating to unaudited financial statements).

(c)          Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), whether or not required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for liabilities and obligations (i) that are reflected, or for which reserves were established, on the 2018 Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2018, (iii) that would not have a Company Material Adverse Effect, (iv) that are disclosed prior to the date of this Agreement in the Company SEC Reports, or (v) incurred in connection with the Transactions or otherwise as contemplated by this Agreement.

(d)          The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NASDAQ in all materials respects. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed and maintained to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as such term is defined in the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s outside auditors have identified “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting (as defined in the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act, and based on such evaluation, the Company’s certifying officer concluded that such disclosure controls and procedures were effective as of such date.

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(e)          There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company that violates Section 402 of the Sarbanes-Oxley Act of 2002.

Section 4.08         Absence of Certain Changes or Events. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, since December 31, 2018, (a)  the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had a Company Material Adverse Effect.

Section 4.09         Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that has, or would be reasonably expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Company Material Adverse Effect.

Section 4.10         Labor; Employment and Benefits Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization, works council, or other representative applicable to persons employed by the Company or any of its Subsidiaries, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority and there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect. No executive or key employee of the Company or any of its Subsidiaries has given notice that he or she plans to terminate employment with the Company or the applicable Subsidiary and no significant number of employees of the Company or any of its Subsidiaries have given notice that they plan to terminate employment with the Company or the applicable Subsidiary, except as would not have a Company Material Adverse Effect.

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(a)          Except (i) as set forth in Section 4.10(a) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

(b)          Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, supplemental housing provident fund or other employee benefit plan, program, arrangement or agreement of any kind providing for compensation or benefits, whether or not reduced to writing, in each case maintained by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has any liability (the “Benefit Plans”) is listed on Section 4.10(b) of the Company Disclosure Schedule. True and complete copies of (i) each Benefit Plan, including all amendments thereto, or with respect to any unwritten Benefit Plan, a true and complete summary of the material terms of such plan, (ii) the most recent written plan summary, (iii) the most recent government approval or certification with respect to each Benefit Plan requiring such approval, and (iv) the most recent annual tax filings have been made available to Parent and Merger Sub.

(c)          Except (i) as set forth in Section 4.10(c) of the Company Disclosure Schedule, and (ii) as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (A) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Benefit Plans or otherwise; (B) increase any benefits otherwise payable under any of the Benefit Plans; (C) result in any acceleration of the time of payment or vesting of any such benefits; or (D) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Effective Time. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code or (y) entitle any Person to any tax gross-up payment.

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(d)          There is no outstanding Order or pending or, to the Knowledge of the Company, threatened claim against the Benefit Plans that would have a Company Material Adverse Effect. Except as could not have a Company Material Adverse Effect: (i) each document prepared in connection with a Benefit Plan complies with applicable Law, (ii) each Benefit Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting principles in the applicable jurisdiction applied to such matters, (iii) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Benefit Plan, and no Action is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan; (iv) each Benefit Plan that is subject to approval or qualification under applicable Law has received a favorable determination or opinion of such status from the applicable Governmental Authority, and nothing has occurred that would reasonably be expected to result in the loss of such approval or qualification, and (v) all contributions and premium payments required to be made by the Company or its Subsidiaries to any Benefit Plan prior to the Effective Time have been timely made. Each Benefit Plan may be terminated by the Company or its Subsidiaries at any time without material liability to the Company, other than the payment of benefits under such plan. Neither the Company nor any of its Subsidiaries has any obligations under any Benefit Plan to provide health or other welfare benefits to former Service Providers of the Company or any of its Subsidiaries, except as specifically required by applicable Law.

(e)          The Company does not have any liability (contingent or otherwise) with respect to any defined benefit plans or multiemployer plans under Title IV of ERISA.

Section 4.11         Real Property; Title to Assets.

(a)          Section 4.11(a) of the Company Disclosure Schedule sets forth all of the Owned Real Property of the Company and its Subsidiaries, each of which is material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)          Section 4.11(b) of the Company Disclosure Schedule sets forth all of the Leases of the Company and its Subsidiaries, that is material to the business of the Company and its Subsidiaries taken as a whole. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Each such Lease is valid, binding and enforceable and has been registered with the competent Governmental Authority (to the extent legally required), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its applicable Subsidiaries is in breach or violation of, or default under any such Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No party to any such Lease has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

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Section 4.12         Intellectual Property.

(a)          Except as set forth in Section 4.12(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Intellectual Property (the “Material IP”) that is owned by or is licensed to the Company or any of its Subsidiaries (except for Software (defined below), which is contemplated in Section 4.12(a)(ii) below), and in the case of such Intellectual Property owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) the Company and its Subsidiaries own or have a valid right or license to use, sell, transfer and otherwise exploit all material software and copyrights used in connection with the businesses of the Company and its Subsidiaries as currently conducted (the “Software”), and in the case of such Software owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances,; (iii) all of the Intellectual Property disclosed as owned by the Company or its Subsidiaries belong to the Company or its Subsidiaries and are not the property of a third party such as a customer; (iv) there are no pending or, to the Knowledge of the Company, threatened Actions by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any of its Subsidiaries of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its Subsidiaries; (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights of any third party; (vi) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; and (vii) the consummation of the Transactions will not result in loss or impairment in any rights in or the restriction on direct or indirect transfer of any Intellectual Property licensed to or owned by the Company or any of its Subsidiaries.

Section 4.13         Taxes.

(a)          All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b)          All material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established on the books of the Company or its Subsidiaries in accordance with GAAP. Each of the Company and its Subsidiaries have adequate accruals and reserves, in accordance with GAAP, on most recent financial statements for all material Taxes payable by the Company or its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for (x) Taxes not yet due and payable and (y) Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP.

(c)          Each of the Company and its Subsidiaries has timely paid and withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority) and have otherwise materially complied with all Tax payments, withholding and reporting requirements.

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(d)          Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations currently in effect or agreed to any extension of any period currently in effect for the assessment or collection of any material Tax. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. No material deficiency for any amount of Tax has been asserted or assessed, in each case, in writing, by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. or for which adequate reserves have not been established on the books of the Company or its Subsidiaries in accordance with GAAP.

(e)          No written claim has ever been made by any taxing authority in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax in that jurisdiction.

(f)          Neither the Company nor any of its Subsidiaries is a party to or is bound by any written Tax allocation, indemnification, sharing or similar agreement (other than (x) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (y) pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other contracts, agreements or arrangements not primarily relating to Taxes). No power of attorney currently in effect has been granted to any Person with respect to any matter relating to Taxes that could materially affect the Company, any of its Subsidiaries or the Surviving Corporation.

(g)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the income tax regulations promulgated under the Code or under any comparable provisions of non-U.S. law.

(h)          Neither the Company nor any of its Subsidiaries will be required to include any material amount in, or exclude any material item of deduction from, taxable income for any Tax period ending after the Effective Time as a result of (i) any adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Effective Time, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Effective Time, (iv) prepaid amount received on or prior to the Effective Time, or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

Section 4.14         Material Contracts.

(a)          Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports that are made available to Parent or set forth in Section 4.14 of the Company Disclosure Schedule and made available to Parent, none of the Company or its Subsidiaries is a party to or bound by any Contract that:

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(i)          would be required to be filed by the Company with SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a current report on Form 8-K;

(ii)         would, individually or in the aggregate, prevent, materially delay or materially impair the Company’s ability to consummate the Transactions;

(iii)        is (A) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, or mortgage or (B) a Contract relating to Indebtedness or Encumbrance having an outstanding amount in excess of $2,000,000 individually or $5,000,000 in the aggregate, in each case, other than intercompany agreements (except for intercompany agreements with any Subsidiary of the Company organized or operating in the PRC);

(iv)        involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license, Contract or otherwise), of assets, shares of capital stock, other equity interests or control of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $1,000,000;

(v)         prohibits the payment of dividends or distributions in respect of the shares of capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the shares of capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its wholly owned Subsidiaries;

(vi)        is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms);

(vii)       contains provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business, grant a right of exclusivity to any Person which prevents the Company or its Subsidiaries from entering any territory, market or field anywhere in the world, subject the Company or any of its Subsidiaries to “most favored nation,” “benchmarking” or “price downward adjustment” obligations, or could require the Company or any of its Subsidiaries to transfer any of its assets or operations to a third party;

(viii)      is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand; or

(ix)         any other Contracts, whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have a Company Material Adverse Effect.

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Each such Contract described in clauses (i) through (xvi) above is referred to herein as a “Material Contract”; provided that Material Contracts shall not include any (i) Benefit Plans and (ii) any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other Contract between the Company or one of its Subsidiaries and any Service Provider with respect to which the Company or one of its Subsidiaries has or may have any material liability or obligation, which Contracts are dealt with exclusively in Section 4.10.

(b)          Section 4.14(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.15         Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.16         Environmental Matters. (a)  Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are now and have been since December 31, 2017 in compliance with all applicable Environmental Laws, and possess and are now and have been since December 31, 2017 in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (ii) since December 31, 2017, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law and (iii) neither the Company nor any of its Subsidiaries is subject to any Order with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

(b)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          “Environmental Laws” means any applicable Law of the PRC and any other jurisdiction in which the Company or any of its Subsidiaries has a presence relating to: (A) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (B) Releases or threatened Releases of Hazardous Substance, (C) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substance, (D) the environment, or (E) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

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(ii)         “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii)        “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(iv)        “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

Section 4.17         Interested Party Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that has not been so disclosed.

Section 4.18         Compliance With Anti-Corruption Laws.

(a)          Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company, any of their respective directors, officers or agents, has in any material respect taken any action, failed to take any action or has been alleged to have taken any action that, directly or indirectly, would constitute a violation by such Persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value (“Payment”) (i) to or for the use of any Government Official, (ii) to any other Person either for an advance or reimbursement, if it knows that any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official; or (iii) to any other Person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Without limiting the generality of the foregoing, in the jurisdiction of the PRC, none of the Company, any of its Subsidiaries and their respective directors, officers, employees or, to the Company’s Knowledge, agents has directly or indirectly, in the jurisdiction of the PRC, (x) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Person in the PRC, in violation of any applicable Anti-Corruption Laws: (1) to obtain favorable treatment in securing business for the Company or its Subsidiaries, (2) to pay for favorable treatment for business that is already secured, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries; or (y) established or maintained any fund or assets in which a PRC Subsidiary has proprietary rights and which have not been recorded in the books and records of the relevant PRC Subsidiaries.

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(b)          Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company, any of their respective directors, officers or agents is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and, except as would not have a Company Material Adverse Effect, none of them have made any sales to or engage in business activities with or for the benefit of any Persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons”.

(c)          Except as would not have a Company Material Adverse Effect, the operations of the Company and each of its Subsidiaries have been conducted at all times in compliance with Money Laundering Laws.

Section 4.19         Takeover Statutes. Except for the Rights Agreement, the Company is not a party to a stockholder rights agreement, “poison pill” or similar agreement or plan. The Company has taken all actions necessary to (i) render the Rights (as defined in the Rights Agreement) issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Transactions; (ii) ensure that (A) none of the Rollover Stockholders, Sponsor, Parent, Merger Sub and any of their Affiliates is an Acquiring Person (as defined in the Rights Agreement), (B) none of a Separation Time, Share Acquisition Date, Flip-over Transaction or Event (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or other Transactions and (C) the Rights shall expire immediately prior to the Effective Time. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any similar anti-takeover provision in the Company’s certificate of incorporation or bylaws (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 4.20         Opinion of Financial Advisor. The Special Committee has received the written opinion of Roth Capital Partners (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the Public Stockholders, and a signed copy of such opinion has been delivered to Parent, solely for informational purposes, following receipt thereof by the Special Committee.

Section 4.21         Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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Section 4.22         No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01         Corporate Organization. Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02         Organizational Documents. Parent has heretofore furnished to the Company a complete and correct copy of the organizational documents of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its organizational documents.

Section 5.03         Capitalization.

(a)          The authorized shares of capital stock of Parent consist solely of 500,000,000 common shares, par value $0.0001 per share. As of the date of this Agreement, 100 common shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All common shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)          The authorized capitalization of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. All outstanding shares of capital stock Merger Sub are owned by Parent free and clear of all Encumbrances.

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Section 5.04         Authority Relative to This Agreement.

(a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by Parent in accordance with Section 7.07(d), to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by Parent, as the sole stockholder of Merger Sub, in accordance with Section 7.07(d) and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The Parent Board and the board of directors of Merger Sub, have, respectively, approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement. The board of directors of Merger Sub has declared this Agreement advisable and resolved to recommend the adoption of this Agreement by Parent.

Section 5.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

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(b)          The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of one or more amendments to the Schedule 13D of the Buyer Group Parties, a Schedule 13E-3 and the Proxy Statement, the filing of one or more amendments to the Schedule 13E-3 and the Proxy Statement to respond to comments of the SEC, if any, on such documents and the filing or reports pursuant to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company), (ii) for compliance with the rules and regulations of NASDAQ in connection with the delisting of the Company as promptly as practicable after the Effective Time, (iii) for the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to Section 251 of the DGCL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions .

Section 5.06         Operations of Parent and Merger Sub. Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions (including the contribution of the Rollover Shares). Except for obligations or liabilities incurred in connection with its formation and related to the Transactions, each of Parent and Merger Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, and has not engaged and will not prior to the Effective Time, engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person other than this Agreement and the other documents contemplated hereby.

Section 5.07         Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or the Rollover Stockholders or any of their respective Subsidiaries, or any property or asset of Parent or the Rollover Stockholders or any of their respective Subsidiaries, before any Governmental Authority that, individually or in the aggregate, prevents or has prevented or materially adversely affects or has materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent, the Rollover Stockholders, nor any of their respective Subsidiaries nor any material property or asset of Parent, the Rollover Stockholders or any of their Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.08         Available Funds and Financing.

(a)          Assuming (i) the Financing is funded in accordance with the Equity Commitment Letter, (ii) the contributions contemplated by the Rollover Agreement are made in accordance with the terms of the Rollover Agreement and (iii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions by Parent, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary at the Effective Time for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Financing and the other Transactions and to pay all related Expenses.

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(b)          Parent has on or before the date hereof delivered to the Company true, correct and complete copies of (i) the executed equity commitment letter from the Sponsor (the “Equity Commitment Letter”), which provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein, pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent up to the aggregate amount set forth therein (the “Equity Financing” or the “Financing”), the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions, subject to the terms and conditions therein, and (ii) the Rollover Agreement. As of the date hereof, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. As of the date hereof, the Rollover Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto (including the Rollover Stockholders), subject to the Bankruptcy and Equity Exception. As of the date hereof, the Rollover Agreement has not been amended or modified, no such amendment or modification is contemplated, no obligations or commitments contained in the Rollover Agreement have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated.

(c)          As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto, under the Equity Commitment Letter; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article IV, or compliance by the Company with its obligations hereunder. As of the date hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article IV, or compliance by the Company with its obligations hereunder.

(d)          The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to the Closing for Parent or Merger Sub to obtain the Financing.

(e)          There are no side letters or other oral or written Contracts containing any conditions to the funding of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letter. Parent and Merger Sub, as applicable, have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Equity Commitment Letter.

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Section 5.09         Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. The Limited Guarantee is in full force and effect and constitutes legal, valid, binding and enforceable obligations of the Sponsor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Limited Guarantee.

Section 5.10         Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11         Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions, the payment of the Per Share Merger Consideration and the aggregate amount of consideration payable in respect of Company Share Awards in accordance with Section 3.03, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related Expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the Effective Time.

Section 5.12         Ownership of Shares. The Rollover Shares consist of 5,050,257 Shares. As of the date hereof, other than the Rollover Shares (and as a result of this Agreement and the Rollover Agreement), neither Parent nor Merger Sub or any of the Buyer Group Parties, beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 5.13         Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement). Except for the representations and warranties set forth in Article IV (as qualified by the information provided in or incorporated into the Company Disclosure Schedule), Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations.

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Section 5.14         Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or (iii) pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Except for the Rollover Agreement, none of Parent, Merger Sub and any of their respective Affiliates has entered into any arrangements with any member of the Company’s management or any other Company employee that (i) contain any terms that prohibit or restrict such member of management or such employee from taking any action that the Company is permitted to take pursuant to Section 6.4 or (ii) relate to the transactions contemplated hereby or the operations of the Surviving Corporation after the Effective Time.

Section 5.15         Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 5.16         No Breaches. As of the date hereof, none of the Buyer Group Parties has actual knowledge of any inaccuracy in, or breach of, any of the representations and warranties of the Company contained in Article IV.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01         Conduct of Business by the Company Pending the Merger.

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(a)          The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), the Company and each of its Subsidiaries shall use their commercially reasonable efforts to carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company shall use their commercially reasonable efforts, consistent with past practice, to preserve substantially intact their business organization, maintain in effect all material Company Permits, keep available the service of its directors, officers and employees and maintain in all material respects the current material relationships and goodwill with key customers and suppliers with which the Company or any of its Subsidiaries has material business relations as of the date hereof.

(b)          By way of amplification and not limitation, except as (i) set forth in Section 6.01(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

(i)          amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

(ii)         issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for such shares, or any options, warrants or other rights of any kind to acquire any such shares or such convertible or exchangeable securities (including share appreciation rights, phantom stock or similar instruments), other than in connection with (A) the exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (C) the acquisition by the Company of its securities in connection with the net exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (D) the issuance of Company securities as required to comply with any Company Incentive Plan or Benefit Plan in effect on the date of this Agreement, or pursuant to previously granted bonus or award or grants made in the ordinary course of business or (E) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

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(iii)        (A) sell, transfer, lease, pledge or otherwise dispose of, (B) grant an Encumbrance on or permit an Encumbrance (in each case, other than any Permitted Encumbrance) to exist on, (C) authorize the sale, transfer, lease, pledge or other disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of $500,000 in the aggregate, except (x) in the ordinary course of business and in a manner consistent with past practice or (y) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice, or (D) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv)        declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of capital stock, property or otherwise, with respect to any of its shares of capital stock, except for dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries;

(v)         reclassify, combine, split, subdivide or amend the terms of any of its shares of capital stock or any share capital or other ownership interests of any of the Company’s Subsidiaries, in each case other than in connection with the settlement of any Company Share Awards pursuant to the Company Incentive Plans;

(vi)        directly or indirectly acquire (including by merger, consolidation or acquisition of shares or any other business combination) any corporation, partnership, other business organization or any division thereof or all or substantially all of the assets of any corporation, partnership, other business organization, except any such acquisition with a value or purchase price (including the value of assumed liabilities) not in excess of $500,000 in any transaction or a related series of transactions or acquisitions;

(vii)       incur, issue, renew, prepay, syndicate, redeem, acquire, refinance or modify any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person which are in excess of $100,000 individually or $500,000 in the aggregate other than Indebtedness incurred under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof;

(viii)      other than expenditures necessary to maintain existing assets in good repair or pursuant to the Company’s capital expenditure plan, authorize or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000;

(ix)         make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP or applicable Law;

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(x)          except as required by applicable Law, make or change any material Tax election, materially amend any Tax Return, enter into any material closing agreement with respect to Taxes or request any ruling with respect to Taxes, assign or surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, extend or waive any statute of limitation with respect to material Tax, or materially change any method of Tax accounting or Tax accounting period;

(xi)         (A) except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Material Contract or (B) except in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims under any Material Contract;

(xii)         (A) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any Material IP owned or licensed by the Company or any of its Subsidiaries, other than cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; (B) grant any material licenses or other material Contracts to any third party or enter into any covenant not to sue with respect to any Intellectual Property owned by the Company or any of its Subsidiaries except non-exclusive licenses in the ordinary course of business; or (C) disclose to or allow to be disclosed to or discovered by any Person any material trade secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of Law;

(xiii)       except as required by any Benefit Plan in effect on the date hereof or as required by applicable Law and other than in the ordinary course of business or consistent with past practice: (A) increase the compensation or fringe benefits of any of its directors, officers, employees or independent contractors; (B) grant any severance or termination pay, or any retention pay; (C) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan; (D) enter into or amend any employment, consulting or severance agreement or arrangement with any of its present directors or officers; (E) establish, adopt, enter into or amend or terminate any Benefit Plan; (F) hire any new employees,; or (G) terminate the employment or services, as applicable, of any of its present directors or officers, other than a termination for cause;

(xiv)      pay, discharge, settle or satisfy any claim, Action, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of liabilities or obligations (A) as they become due in the ordinary course of business, or (B) not in excess of $100,000 in the aggregate;

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(xv)       engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xvi)      knowingly authorize, agree or commit to do any of the foregoing.

Section 6.02         Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03         No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01         Proxy Statement and Schedule 13E-3.

(a)          As soon as reasonably practicable following the date of this Agreement, (i) the Company, in cooperation with, and subject to the approval of, the Special Committee, shall prepare and file with the SEC a preliminary proxy statement on Schedule 14A relating to the adoption of this Agreement and the approval of the Transactions by the Company Stockholders at the Company Stockholders’ Meeting (including all exhibits thereto, the “Preliminary Proxy Statement”); and (ii) the Company, in cooperation with, and subject to the approval of, the Special Committee, and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. The Company, in cooperation with, and subject to the approval of, the Special Committee, shall (A) cause a definitive proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting (collectively, as amended or supplemented, the “Proxy Statement”) to be mailed to the holders of Shares at the earliest reasonably practicable date after the date that the SEC confirms it has no further comments thereto and (B) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders’ Meeting and the Transactions; provided, however, that no filing of the Preliminary Proxy Statement, the Proxy Statement, any amendments or supplements thereto, or any response to the SEC will be made by the Company unless the Parent and its counsel have had a reasonable opportunity to review and propose reasonable comments which the Company shall consider in good faith; provided, further, however, that nothing in this Section 7.01(a) shall limit or preclude the ability of the Company Board (or the Special Committee) to effect a Change in the Company Recommendation. Each of the Company and Parent shall cooperate to: (x) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; (y) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; and (z) file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement or Schedule 13E-3 if any event shall occur or any information be discovered which requires such action at any time prior to the Company Stockholders’ Meeting. Each of the Company and Parent will use its commercially reasonable efforts to cause the information related to such party included in the Schedule 13E-3, the Preliminary Proxy Statement and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)          Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Preliminary Proxy Statement and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Proxy Statement and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement and the Proxy Statement promptly following request therefor from the Company.

(c)          Each of the Company and Parent shall promptly correct any information provided by it for use in the Schedule 13E-3, the Preliminary Proxy Statement and the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and (x) the Company and Parent shall each take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable Law and (y) the Company shall take all steps necessary to amend or supplement the Preliminary Proxy Statement and the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and mailed to its stockholders, in each case as and to the extent required by applicable Law. The Company shall (i) as promptly as reasonably practicable after receipt thereof, provide Parent or its counsel with copies of any written comments, and advise Parent or its counsel of any oral comments, with respect to the Preliminary Proxy Statement, the Proxy Statement (or any amendment or supplement thereto) or the Schedule 13E-3 received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by Parent and its counsel. Parent shall (i) as promptly as reasonably practicable after receipt thereof, provide Company or its counsel with copies of any written comments, and advise Company or its counsel of any oral comments, with respect to the Schedule 13E-3 received from the SEC or its staff, (ii) provide the Company and its counsel a reasonable opportunity to review Parent’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by the Company and its counsel.

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(d)          Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.02         Company Stockholders’ Meeting.

(a)          Unless terminated in accordance with Article IX, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall (i) take, in accordance with applicable Law and its certificate of incorporation and bylaws and the rules of NASDAQ, all action necessary to call, give notice of, set a record date for, convene and hold the Company Stockholders’ Meeting which shall be no later than 45 days after the notice of the Company Stockholders’ Meeting is first sent, given or mailed to the Company Stockholders) for the purpose of obtaining the Company Stockholder Approval and (ii) mail or cause to be mailed a letter to stockholders, notice of the Company Stockholders’ Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting.

(b)          The Company may, and Parent may request the Company to (and the Company shall not unreasonably refuse, delay or condition granting such request), adjourn or postpone the Company Stockholders’ Meeting for up to ten (10) Business Days (but in any event no later than five (5) Business Days prior to the End Date), (i) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Company Stockholder Approval, (ii) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting, in which event the Company shall, in each case, cause the Company Stockholders’ Meeting to be adjourned or postponed in accordance with Parent’s request, (iii) to the extent required by Law or any court of competent jurisdiction or (iv) if the Company has provided a written notice to Parent pursuant to Section 7.03(d) that it intends to make a Change in the Company Recommendation or enter into an Alternative Acquisition Agreement in connection with a Superior Proposal and the notice period contemplated by Section 7.03(d) has not yet expired.

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(c)          Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the certificate of incorporation and bylaws of the Company, or the Company Board (or the Special Committee) determines that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.  In the event that the date of the Company Stockholders’ Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the certificate of incorporation and bylaws the Company, or the Company Board (or the Special Committee) determines that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(d)          Unless there has been a Change in the Company Recommendation pursuant to Section 7.03(d), the Company Board shall (i) make the Company Recommendation and include such Company Recommendation in the Preliminary Proxy Statement and the Proxy Statement and (ii) take all actions reasonably necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to solicit proxies to obtain the Company Stockholder Approval. The Company agrees that (i) its obligations pursuant to this Section 7.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal and (ii) in the event that subsequent to the date hereof (A) the Company Board effects a Change in the Company Recommendation pursuant to Section 7.03(d) and (B) Parent exercises the Stockholder Vote Option pursuant to Section 7.03(g), then the Company shall nevertheless submit this Agreement to its stockholders for adoption at the Company Stockholders’ Meeting in accordance with this Section 7.02 until and unless this Agreement shall have been terminated in accordance with its terms. Upon the reasonable request of Parent, the Company shall advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval.

Section 7.03         No Solicitation of Transactions; Company Board Recommendation; Alternative Acquisition Agreement.

(a)          Until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE IX,

(i)          the Company and its Subsidiaries shall not, and shall direct any of their respective Representatives not to, directly or indirectly:

(A)         solicit, initiate or take any other action with the intent to facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(B)         engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

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(C)         approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal; or

(D)         enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Transactions.

(ii)         The Company agrees, and the Company Board shall direct, that the Company and its Subsidiaries and its and their Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)          Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company, its Subsidiaries and the Company’s and its Subsidiaries’ Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03:

(i)          contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)         provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within one (1) Business Day) provided to Parent; provided that the Company shall substantially concurrently make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

(iii)        engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

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provided that, prior to taking any action described in Section 7.03(b)(ii) or Section 7.03(b)(iii) above, the Company Board (or the Special Committee) shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that in light of such Superior Proposal, failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c)          Except as set forth in Section 7.03(d) or Section 7.03(e), neither the Company Board nor any committee thereof shall (i)  (A) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of such actions described in foregoing clauses (A), (B) or (C) being referred to as a “Change in the Company Recommendation”); provided, however, that a “stop, look and listen” communication by the Company Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 7.03, shall not be deemed to be a Change in the Company Recommendation or (ii)  cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(d)          Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.03, at any time prior to obtaining the Company Stockholder Approval, the Company Board (or the Special Committee) may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

(i)          (1) with respect to a Change in the Company Recommendation, the Company Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03, the Company Board (or the Special Committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws;

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(ii)         prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.03(d), (A) the Company shall have provided prior written notice (the “Change or Termination Notice”) to Parent that the Company Board (or the Special Committee) has resolved to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company shall cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending four (4) Business Days later at 5:00 p.m. Hong Kong Time (the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Equity Commitment Letter so that such Superior Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.03(d)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a two (2) Business-Day period rather than the four (4) Business-Day period first described above;

(iii)        following the end of the Notice Period (and any renewed period thereof), the Company Board (or the Special Committee) shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification of this Agreement, the Equity Commitment Letter, the Limited Guarantee and/or the Rollover Agreement, that (1) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws; and

(iv)        in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a).

(e)          Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or the Special Committee), from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, which is consistent with this Section 7.03, shall not be deemed to be a Change in the Company Recommendation).

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(f)          The Company agrees that it will promptly (and, in any event, within one (1) Business Day) notify Parent if it or any of its Representatives becomes aware that any Acquisition Proposal (or any inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal) is received by the Company, the Company Board (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal, inquiry offer or proposal and the material terms and conditions of any such Acquisition Proposal, inquiry offer or proposal and thereafter shall keep Parent reasonably informed (including on a reasonably current basis), of the status and terms of any such Acquisition Proposal, inquiry offer or proposal (including providing to Parent copies of all relevant documents relating to such Acquisition Proposal, inquiry offer or proposal and any amendments thereto that are material in any respect). None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.

(g)          If, pursuant to Section 7.03(d), a Change in the Company Recommendation is effected, Parent shall have the option (the “Stockholder Vote Option”), exercisable by providing written notice within ten (10) Business Days of such Change in the Company Recommendation to the Company of Parent’s election to exercise such option, to cause the Company to convene the Company Stockholders’ Meeting and submit this Agreement to its stockholders as contemplated by Section 7.02 notwithstanding such Change in the Company Recommendation.

(h)          Prior to the termination of this Agreement pursuant to ARTICLE X, the Company shall not submit to the vote of its stockholders any Acquisition Proposal or enter into any Alternative Acquisition Agreement.

Section 7.04         Access to Information; Confidentiality.

(a)          Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access, during normal business hours, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (including Tax records and Tax and accounting working papers); and (ii) furnish Parent and its Representatives with such existing business, financial and operating data (including budgets and forecasts) and other information as Parent or its Representatives may reasonably request in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Order, or give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

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(b)          All information obtained by Parent pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives, except any such Representative who is not one of Parent’s or its Affiliates’ directors, members, partners, officers, employees and who has agreed to be bound by the confidentiality and use terms of the Confidentiality Agreement (and any other terms which are applicable to such Representative) by executing a joinder thereto.

(c)          No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any certificate of incorporation, bylaws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

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(b)          Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not elect to purchase such a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.05(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company as set forth in Section 7.05(b) of the Disclosure Schedule (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.05(b) of the Company Disclosure Schedule); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(c)          In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(d)          The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(e)          The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

Section 7.06         Notification of Certain Matters.

(a)          From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of any fact or circumstance, or the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, however, that the unintentional failure to give notice upon becoming aware that any representation or warranty has become untrue or inaccurate under this Section 7.06(a) shall not be deemed a covenant breach, but instead shall constitute only a breach of the underlying representation or warranty.

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(b)          From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

Section 7.07         Commercially Reasonable Efforts; Further Action.

(a)          Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01, Section 7.02 or Section 7.03 hereof shall be prohibited by this sentence.

(b)          Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c)          Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, that, such commercially reasonable efforts shall not require Parent or Merger Sub to litigate in court any such Action.

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(d)          Immediately after the execution of this Agreement, Parent shall duly approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving this Agreement.

(e)          Notwithstanding anything in this Agreement to the contrary (including any obligations of either party set forth in this Section 7.07 or Section 7.11), in no event will any party hereto or any of their Affiliates (including, after the Effective Time, the Surviving Corporation) be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, (i) to sell, divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets or (ii) to pay any material amount (other than the payment of filing fees and fees of counsel).

Section 7.08         Obligations of Merger Sub.

(a)          Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

(b)          At the Company Stockholders’ Meeting and any other meeting of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated herein is sought, Parent shall, and shall cause its direct or indirect stockholders and their respective Affiliates to, vote their beneficially owned Shares in favor of granting the Company Stockholder Approval.

Section 7.09         Public Announcements. The initial press release relating to this Agreement shall be a press release the text of which shall be agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, and subject to Section 7.01 which shall govern the Proxy Statement and Schedule 13E-3, each of the Company and Parent shall consult with the other party before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.09 shall terminate upon a Change in the Company Recommendation.

Section 7.10         Stock Exchange Delisting. The Company shall use commercially reasonable efforts to cause the Shares to be (a) delisted from NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting. Parent shall cooperate with the Company prior to the Effective Time in connection therewith.

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Section 7.11         Takeover Statute. If the restrictions of any Takeover Statute are or may become applicable to the Merger or any of the other Transactions, the parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no such restriction is or becomes applicable to the Merger or any of the other Transactions and (b) if any such restriction is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and Company Board, using all commercially reasonably efforts to grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute on the Merger and the other Transactions.

Section 7.12         Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.13         Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Action commenced or, to the Company’s Knowledge, on the one hand, and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions; provided, however, that the obligation of the Company to notify Parent of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth in Section 3.04. The Company shall give Parent reasonable opportunity (subject to a customary joint defense agreement) to participate, at its own expense, in the defense or settlement of any stockholder Action against the Company and/or its directors relating to the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the right of Parent to participate in the defense or settlement of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth in Section 3.04.

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Section 7.14         Debt Financing Assistance. Prior to the Closing, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of any debt financing (the “Debt Financing”) Parent desires to raise in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries or cause any delay in the consummation of the transactions contemplated hereby), including using commercially reasonable efforts to (i) promptly furnish to Parent and Merger Sub and the debt financing sources for such Debt Financing (the “Debt Financing Sources”) all non-publicly available financial information (including historical financial statements and pro forma financial statements and data) regarding the Company and its Subsidiaries reasonably required by the Debt Financing Sources, (ii) participate in a reasonable number of meetings, presentations and due diligence sessions with the Debt Financing Sources and any prospective lenders in the Debt Financing (including direct contact with senior management and Representatives (including accounting) of the Company) and cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable for the Debt Financing, (iii) cause the taking of corporate actions by the Company and its Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Debt Financing and the Closing, provided that no such action shall be effective prior to the Effective Time, (iv)  facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the Closing, any definitive documents for the Debt Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this clause (iv) shall be effective until the Effective Time, (v) using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Debt Financing Sources or the Debt Financing, (vi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, (vii) furnish all documentation and other information required by Governmental Authorities under applicable “know your customer”, anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Debt Financing, including the United States and PRC, and (viii) obtain legal opinions, surveys and title insurance, property and liability insurance certificates and endorsements at the expense of and as reasonably requested by Parent on behalf of the Debt Financing Sources. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.15 or otherwise in connection with the Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time or (y) to take any action that would subject it to actual or potential liability in connection with the Debt Financing prior to the Effective Time. Nothing contained in this Section 7.14 or otherwise shall require the Company to be an obligor with respect to the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 7.14. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of any Debt Financing (including any action taken in accordance with this Section 7.14) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries approved by the Company in writing specifically for use in the Debt Financing offering documents). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.14, shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s or its Subsidiaries’ willful and material breach of their obligations under this Section 7.14. Parent and Merger Sub acknowledge and agree that (i) pursuant to the Equity Commitment Letter, Parent and Merger Sub will have all funds necessary to consummate the Transactions, (ii) no Debt Financing is required in connection with the consummation of the Transactions and (iii) the Transactions are not conditioned on the receipt of any such Debt Financing.

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Section 7.15         Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01         Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

(c)          Governmental Consents. All material consents, approvals and other authorizations of any Governmental Authority required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained.

Section 8.02         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties.

(i)          Except as set forth in Section 8.02(a)(ii) and Section 8.02(a)(iii), the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except (A) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (B) where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect.

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(ii)         The representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification), Section 4.03(d), Section 4.03(e) and Section 4.03(f) (Capitalization), Section 4.04 (Authority Relative to this Agreement; Vote Required), Section 4.05(a)(i) (No Conflict with Organizational Documents) and Section 4.21 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty will be true and correct in all material respects as of such specific date only); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty will be true and correct in all material respects as of such specific date only).

(iii)        The representations and warranties of the Company set forth in Section 4.03(a), the first sentence of Section 4.03(b) and the first sentence of Section 4.03(c) (Capitalization) shall be true and correct in all respects, except for such inaccuracies as are de minimis relative to each such representation and warranty, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (in each case except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty will be true and correct in all material respects as of such specific date only).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)          Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

(d)          Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e)          Dissenting Stockholders. The Shares held by the Public Stockholders that have validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL shall not exceed 10% of the then outstanding Shares.

Section 8.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not and would not, individually or in the aggregate, prevent or materially delay or affect the ability of Parent or Merger Sub to consummate any of the Transactions.

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(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c)          Officer’s Share Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04         Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VIII to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused directly by such party’s failure to use the standard of efforts required hereunder from such party to consummate the Merger and the other Transactions, including as required by and subject to Section 7.07 and Section 7.14.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as set forth in Section 9.01(d)(ii)), by action taken or authorized by (a) in the case of the Company, the Company Board (or the Special Committee), and (b) in the case of Parent, the Parent Board, as follows:

(a)          by the mutual written consent of Parent and the Company; or

(b)          by either Parent or the Company (following and based upon the unanimous recommendation of the Special Committee) if:

(i)          the Effective Time shall not have occurred on or before the End Date;

(ii)         any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; or

(iii)        the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting or at any adjournment thereof,

provided, however, that in each of clauses (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

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(c)          by Parent:

(i)          upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) days following receipt of written notice by the Company from Parent of such breach and (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; or

(ii)         if the Company Board (or the Special Committee) shall have (A) made a Change in the Company Recommendation or publicly announced its intention to do so, (B) breached, in any material respect, any of its obligations under Section 7.03, (C) failed to include the Company Recommendation in the Proxy Statement or (D) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

(d)          by the Company (following and based upon the unanimous recommendation of the Special Committee):

(i)          upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(ii)         prior to obtaining the Company Stockholder Approval, (x) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d); provided that such Superior Proposal did not result from any breach by the Company of its obligations under Section 7.03 in any material respect or (y) the Company has effected a Change in the Company Recommendation and Parent has not timely exercised the Stockholder Vote Option;

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(iii)        if (A) all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) Parent fails to fund the Exchange Fund within three (3) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.02, and (C) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and (y) the Company stands ready, willing and able to consummate the Transactions during such period; or

(iv)        if (A) any time after the Company Stockholders’ Meeting and prior to the Effective Time, the condition set forth in Section 8.02(e) shall not have been satisfied or irrevocably waived by Parent and (B) within ten (10) Business Days following written notice by the Company to Parent in which the Company requests the waiver of such condition, Parent shall not have irrevocably waived such condition in a written notice delivered to the Company; provided that promptly after the Company Stockholders’ Meeting, the Company shall notify Parent as to the number of Dissenting Shares as of the date of the Company Stockholders’ Meeting.

Section 9.02         Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b) (with respect to Parent’s confidentiality obligations), Section 7.09 (Public Announcements), Section 9.03 (Fees and Expenses) and ARTICLE X (General Provisions) which shall remain in full force and effect and (b) subject to Section 9.03(f), nothing in this Section 9.02 shall relieve any party from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.03         Fees and Expenses.

(a)          If this Agreement is validly terminated by

(i)          Parent, pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii); or

(ii)         the Company, pursuant to Section 9.01(d)(ii);

then in any such event, the Company shall pay to Parent or its designee (A) promptly (but in any event no later than two (2) Business Days after Parent validly terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), or (B) on the date the Company terminates this Agreement pursuant to Section 9.01(d)(ii), an amount equal to $2,365,000 (the “Company Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent.

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(b)          In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.01(b)(i) prior to obtaining Company Stockholder Approval or Section 9.01(b)(iii), (ii) neither Parent nor Merger Sub shall have been in material breach of any of its representations, warranties or covenants under this Agreement that would result in the conditions set forth in Section 8.03(a) or Section 8.03(b) not being satisfied and would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date, (iii) after the date hereof, but prior to the time of the termination of this Agreement, a third party shall have publicly disclosed a bona fide Acquisition Proposal (with each reference to “20%” in the definition of “Acquisition Proposal” being replaced with “50%”), and (iv) within nine (9) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided that for purposes of this clause (iv), each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”), then, in any such case, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such transaction is consummated.

(c)          If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iii), then in any such event, Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than two (2) Business Days) after the Company validly terminates this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iii), a termination fee (the “Parent Termination Fee”) of an amount equal to $4,730,000, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

(d)          Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(e)          Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee or Parent Termination Fee, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on the amount of (i) the Company Termination Fee or Parent Termination Fee, as applicable, and (ii) such documented costs and expenses at the annual rate of five percent (5%) plus the prime rate as published in the U.S. edition of The Wall Street Journal in effect on the date (New York time) such payment was required to be made through the date such payment is actually received (New York time).

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(f)          In no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Subject to Section 10.06 and Section 9.03(e), (x) if the Company pays the Company Termination Fee pursuant to Section 9.03(a) or Section 9.03(b), then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor, the Sponsor and their respective Affiliates against (A) the Company and its Subsidiaries and (B) any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors (the Persons in clauses (A) and (B) of this clause (x) collectively, the “Company Group”) and none of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the failure of the Merger to be consummated, (y) if Parent pays the Parent Termination Fee pursuant to Section 9.03(c), then any such payment shall be the sole and exclusive remedy of the Company and its Affiliates and the Company Group against (A) Parent, Merger Sub, the Guarantor and the Sponsor and (B) any of their respective former, current or future officers, directors, partners, equity holders, the Financing Sources, managers, members, Affiliates, employees, representatives, agents or successors (the Persons in clauses (A) and (B) of this clause (y) collectively, the “Parent Related Parties”) and none of Parent, Merger Sub, the Guarantor, the Sponsor and any of Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Limited Guarantee, the Equity Commitment Letter, the Transactions or the failure of the Merger to be consummated, and (z) (1) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03(a) or Section 9.03(b), the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement and (2) if the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03(c), the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Merger Sub to the Company in respect of any such breaches of this Agreement. Notwithstanding anything herein to the contrary but subject to Section 10.06, (i) in no event shall the Company be entitled to seek or obtain recovery or judgment in excess of the Parent Termination Fee against the Guarantor or the Financing Sources, including for any type of damage relating to this Agreement or the Transactions, and (ii) in no event shall the Parent or Merger Sub be entitled to seek or obtain recovery or judgment in excess of the Company Termination Fee against the Company, including for any type of damage relating to this Agreement or the Transactions.

Section 9.04         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (and, in the case of the Company, the Special Committee), at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 9.05         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01 (but subject to Section 9.02), as the case may be, except for those covenants and agreements contained in this Agreement (including ARTICLE II, ARTICLE III, Section 7.04(b), Section 7.05, Section 9.03 and this ARTICLE X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement) or electronic mail (to such email address specified below or another email address or email addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by reputable international courier, and (c) on the second Business Day when sent by a reputable international courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

HPJ Parent Limited

c/o Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002 Cayman Islands

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Attention: Dang Yu Pan

Email: dang.pan@highpowertech.com

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai, 200040

People’s Republic of China

Attention: Jie (Jeffrey) Sun, Esq.

Facsimile: +86 21 6109 7022

Email: jeffrey.sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

USA

Attention:  Richard V. Smith, Esq.

Facsimile: +1-415-773-5759

Email: rsmith@orrick.com

if to the Company:

Highpower International, Inc.

Building A1, 68 Xinxia Street, Pinghu, Longgang,

Shenzhen, Guangdong, 518111

People’s Republic of China

Attention: Shengbin (Sunny) Pan

Facsimile: +86 755 8968 6916

Email: sunny.pan@highpowertech.com

with a copy to Katten Muchin Rosenman LLP (which shall not constitute notice):

Katten Muchin Rosenman LLP

Suite 4906 Wheelock Square

1717 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention: Feng Xue

Lijie Han

Email: feng.xue@kattenlaw.com

lijie.han@kattenlaw.com

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Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

USA

Attention: Mark D. Wood

Thomas F. Lamprecht

Email: mark.wood@kattenlaw.com

thomas.lamprecht@kattenlaw.com

Section 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04         Entire Agreement; Assignment.

(a)          This Agreement, the exhibits and schedules hereto (including the Company Disclosure Schedule), the Rollover Agreement, the Limited Guarantee, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

(b)          No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any purported assignment not permitted under this Section 10.04(b) shall be null and void.

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Section 10.05         Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than from and after the Closing (a) as set forth in or contemplated by the terms and provisions of Section 7.05 (which is intended to be for the benefit of the Persons covered thereby; it being understood that such rights of third-party beneficiaries under Section 7.05 shall not arise unless and until the Effective Time occurs) and (b) the provisions of Article III providing for the delivery of the Per Share Merger Consideration shall be for the benefit of and enforceable by the holders of Shares at the Effective Time and (c) the provisions of Section 3.03 shall be for the benefit of and enforceable by the holders of Company Options and Company Restricted Shares at the Effective Time.

Section 10.06         Specific Performance; Limitation on Damages. The parties agree that irreparable damage would occur in the event that a party does not perform the provisions of this Agreement or under the Equity Commitment Letter (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and in the Equity Commitment Letter, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to a party on the basis that (i) such party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement or the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party pursuant to this Section 10.06 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 9.03(a) and Section 9.03(b) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 9.03(c). Notwithstanding anything to the contrary in this Agreement, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in this Section 10.06, except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by this Section 10.06 and any monetary damages. Notwithstanding anything in this Agreement to the contrary, except for specific performance of the type contemplated by this Section 10.06, under no circumstances will the collective monetary damages payable by Parent, Merger Sub, the Guarantor, the Sponsor, any of their Affiliates or any of the Parent Related Parties for breaches of this Agreement, the Limited Guarantee, the Rollover Agreement or the Equity Commitment Letter exceed an amount in the aggregate equal to the lesser of (A) the Maximum Amount and (B) the sum of the Parent Termination Fee, plus (x) any reimbursement obligation pursuant to Section 7.14 or Section 9.03(e) and (y) the costs of collection and reasonable expenses (including attorneys’ fees) incurred by the Company in connection with the Company’s enforcement of its rights under this Section 10.06 that results in a judgment against Parent or Merger Sub; and under no circumstances will the monetary damages payable by the Company, any of its Subsidiaries, any of its Affiliates or any of the Company Related Parties for breaches under this Agreement exceed an amount equal to the Company Termination Fee, plus any reimbursement obligation pursuant to Section 9.03(e). Notwithstanding anything in this Agreement to the contrary (including the immediately preceding sentence), (i) in no event will any of the Company, its Subsidiaries, its Affiliates or the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award of any kind, including consequential, special, indirect or punitive damages, in the aggregate in excess of the lesser of (A) the Maximum Amount and (B) the sum of the Parent Termination Fee, plus (x) any reimbursement obligation pursuant to Section 7.14 or Section 9.03(e), plus (y) the costs of collection and reasonable expenses (including attorneys’ fees) incurred by the Company in connection with the Company’s enforcement of its rights under this Section 10.06 that results in a judgment against Parent or Merger Sub, against Parent, Merger Sub, the Guarantor, the Sponsor, any of their Affiliates or any of the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rollover Agreement or the Transactions, the breach thereof, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any the foregoing for any reason; and (ii) in no event will Parent, Merger Sub, the Guarantor, the Sponsor, any of their Affiliates or any of the Parent Related Parties be entitled to seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary damages or award of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Termination Fee, plus any reimbursement obligation pursuant to Section 9.03(e), against the Company, its Subsidiaries, its Affiliates or the Company Related Parties for, or with respect to, this Agreement or the Transactions, the breach thereof, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any the foregoing for any reason.

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Section 10.07         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Action relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.02 or in such other manner as may be permitted by applicable law, and nothing in this Section 10.07 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rollover Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Action arising in connection with this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rollover Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Action relating to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rollover Agreement or the transactions contemplate hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 10.08         Counterparts. This Agreement may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.09         Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HPJ PARENT LIMITED

By	/s/ Dangyu Pan
Name: Dangyu Pan
Title: Director

By	/s/ Haoyi Yang
Name: Haoyi Yang
Title: Director

HPJ MERGER SUB CORP.

By	/s/ Dangyu Pan
Name: Dangyu Pan
Title: Director

By	/s/ Haoyi Yang
Name: Haoyi Yang
Title: Director

HIGHPOWER INTERNATIONAL, INC.

By	/s/ Shengbin (Sunny) Pan
Name: Shengbin (Sunny) Pan
Title: Chief Financial Officer